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                                                                    Exhibit 99.1
                                  PRESS RELEASE

INVESTOR RELATIONS:                              MEDIA RELATIONS:
Quicksilver Resources                            Ward Creative Communications
John Gremillion                                  Mickey Gentry (713) 869-0707
(817) 665-4834                                   Shelley Eastland (713) 468-5304

FOR IMMEDIATE RELEASE
October 3, 2003

                Quicksilver Resources Provides Operations Update

FORT WORTH, TEXAS (October 3, 2003) - Quicksilver Resources Inc. (NYSE: KWK) today is providing the following operations update with production and earnings guidance.

Canadian Coal Bed Methane

Quicksilver, through its Canadian subsidiary, MGV Energy, completed both its Beiseker and Gayford gas plants in August and September, and the company is on target to exceed its goal of 15 million cubic feet per day (Mmcf/d) year-end
2003 exit rate. One hundred and twenty-six gross wells have been drilled year-to-date with at least 50 more wells to be drilled by the end of the year. The company is continuing exploration and development operations in six joint venture areas. Quicksilver is now producing coal bed methane into sales lines as far north as 120 miles from the Beiseker and Gayford development areas.

Indiana/Kentucky New Albany Shale

The company's Cardinal Pipeline, which connects Quicksilver's Indiana and Kentucky New Albany shale production into an interstate pipeline, is now operational. The company is on track to hit its year-end 2003 target exit rate of 10 to 12 Mmcf/d. The completion of the Cardinal Pipeline, with a capacity of 100 million cubic feet per day, opens the southern Indiana and Northwestern Kentucky area to an expanded gas market for Quicksilver. To date in 2003, the company has drilled 75 of a planned 85 wells in this area, with completions and tie-ins to continue for the remainder of the year.

Michigan Antrim Shale

In the Antrim shale, the company's largest producing area, Quicksilver is experiencing third-party gas plant outages that began in August. The current estimate is that the previously provided total company production guidance of 108 Mmcf/d for the third quarter will fall short by approximately 2 Mmcf/d due to these plant outages. In spite of the production shortfall, the company does not expect its third quarter earnings to be significantly different from previous estimates. The plant operator, CMS Gas Transmission, estimates that the plants will be at full capacity by October 10, 2003. Quicksilver has drilled 39 net wells in the Antrim shale in 2003 and plans to drill an additional 13 to15 net wells by year-end.

Fourth Quarter Guidance

The company is updating guidance for the fourth quarter. Total daily production is expected to average between 121 to 123 Mmcf/d and the company's year-end exit rate is anticipated to be in the range of 125 to 130 Mmcf/d. All other guidance factors remain unchanged at this time.

Fort Worth, Texas-based Quicksilver Resources, named for the second consecutive year to Fortune Magazine's list of America's fastest-growing companies, is a natural gas and crude oil production company engaged in the development and

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acquisition of long-lived  producing  natural gas and crude oil properties.  The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S.
offices  in  Gaylord,  Michigan;   Corydon,  Indiana;  and  Cut  Bank,  Montana.
Quicksilver also has the Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

                                      # # #

The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs, and other factors detailed in the company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.